-------------------------------------                                                          ---------------------------------
               FORM 5                                                                                  OMB APPROVAL

-------------------------------------                                                                 OMB NUMBER 3235-0362
                                                                                                      ESTIMATED AVERAGE BURDEN
/ /  CHECK THIS BOX IF NO LONGER                     U.S. SECURITIES AND EXCHANGE COMMISSION          HOURS PER RESPONSE ... 1.0
     SUBJECT TO SECTION 16.  FORM 5                           WASHINGTON, D.C. 20549           ---------------------------------
     OBLIGATIONS MAY CONTINUE.  SEE            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     INSTRUCTION 1(b).
/ /  FORM 3 HOLDINGS REPORTED
/ /  FORM 4 TRANSACTIONS REPORTED
                                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                        of 1935 or Section 30(f) of the Investment Company Act of 1940

---------------------------------------------- --------------------------------------- --------------------------------------------
1.  NAME AND ADDRESS OF                        2.  ISSUER NAME AND TICKER                     6.  RELATIONSHIP OF
     REPORTING PERSON*                                   OR TRADING SYMBOL                              REPORTING PERSON TO ISSUER

                                                                                                       (Check if applicable)

                                                                                                      _X_  Director   ___  10% Owner
                                                                                                      __   Officer    ___  Other
                                                                                                      (give title     (specify
                                                                                                        below)         below)


Sistermans      Joop                                IGEN International,
                                                    Inc.

----------------------- ---------------------- ----------------------------- ----------------- ------------------------------------
(Last)          (First)       (Middle)         3.  IRS OR SOCIAL SECURITY    4.  STATEMENT FOR
                                                    NUMBER OF REPORTING           MONTH/YEAR
                                                    PERSON (VOLUNTARY)

                                                                                                 -----------------------------------
Origin International, BV                                                         03/31/00        7.  INDIVIDUAL OR JOINT/GROUP
Groeneweoudseweg 1                                                                                    FILING (CHECK APPLICABLE LINE)
5621 BA Eindhover
VH9-room 8                                                                                        X Form  filed  by  One  Reporting
                                                                                                 ---
                                                                                                     Person

                                                                                                  ___  Form filed by More than One
                                                                                                        Reporting Person

--------------------------------------------                                 ------------------
                       (Street)                                               5. IF AMENDMENT,
                                                                                  DATE OF
                                                                                  ORIGINAL
                                                                                  (MONTH/YEAR)
5600MD          The
 Eindhoven       Netherlands

----------------------- --------------------- --------------------------------- ----------------------------------------------------
(City)       (State)      (Zip)                    TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
----------------------- --------------------- --------------------------------- ----------------------------------------------------
1.  Title of                2. Trans-   3. Transac-  4. Securities Acquired (A) or     5. Amount of      6. Ownership  7. Nature
     Security                  action      tion         Disposed of (D)                  Securities         Form:         of In-
     (Instr. 3)                Date        Code         (Instr. 3, 4, and 5)             Beneficially       Direct        direct
                              (Month/      (Instr.                                       Owned at End       (D) or        Beneficial
                               Day/         8)                                           of Issuer's        (I) Indirect  Ownership
                               Year)                                                     Fisc. Y            (Instr. 4)    (Instr.
                                                                                         (Instr. 3             .            4)
                                                                                          and 4)

                                              ----------------------------------------
                                                Amount      (A) or (D)      Price

------------------------------------------------------------------------------------------------------------------------------------
None

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v). (Print or Type Responses)

FORM 5 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                      BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                   CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conversion 3. Trans-   4. Trans-  5. Number of       6. Date Exercisable
  (Instr. 3)                     or Exercise      action      action     Derivative      and Expiration Date
                                 Price of         Date        Code    Securities         (Month/Day/Year)
                                 Derivative       (Month/  (Instr.8)  Acquired (A)
                                 Security         Day/                or Disposed
                                                  Year)               of (D) (Instr. 3,
                                                                      4, and 5)




                                                                                         -----------------------
                                                                                             Date     Expiration
                                                                                           Exercis-      Date
                                                                                             able
                                                                      -------------------
                                                                         (A)      (D)
----------------------------------------------------------------------------------------------------------------
Option (Right to Buy)            $   24.69        9/16/99        A      10,000               (1)      9/15/09

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security 7.  Title and Amount of      8. Price of    9. Number           10. Ownership    11. Nature
  (Instr. 3)                        Underlying Securities       Derivative     of Derivative        of               of
                                    (Instr. 3 and 4)            Security       Securities           Derivative       Indirect
                                                                (Instr.5)      Beneficially         Security:        Benefi-
                                                                               Owned                Direct (D)       cial
                                                                               at End               or Indirect      Owner-
                                                                               of Year              (1)(Instr.4)     ship
                                                                               (Instr. 4)                            (Instr.4)



                                ---------------------
                                   Title    Amount or
                                            Number of
                                              Shares


------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)             Common     10,000                                 0                   D
                                   Stock
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------























Explanation of Responses:

(1) Options granted under the Issuer's 1994 Non Employee Directors' Stock Option Plan. Twenty percent of the options vest one year from the grant date and then an additional 5 percent vest each quarter thereafter.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                                   /s/ Joop Sistermans             July 25, 2000
                                   ---------------------------------------------
                                   **Signature of Reporting Person     Date
                                         Joop Sistermans

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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